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                                                                   Exhibit 23.1


                         Consent of Independent Auditors




Board of Directors and Partners
Inergy, L.P.



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Inergy, L.P. for the registration of 42,575 common units and to the incorporation by reference therein of our report dated December 10, 2001, except for Notes 4 and 12, as to which the date is December 20, 2001, with respect to the consolidated financial statements of Inergy, L.P. included in its Annual Report (Form 10-K) for the year ended September 30, 2001, filed with the Securities and Exchange Commission.



                                              /s/ ERNST & YOUNG LLP




Kansas City, Missouri
September 19, 2002